UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C.  20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):   November 19, 2004

BALLISTIC RECOVERY SYSTEMS, INC.

(Exact name of registrant as specified in its charter)

Minnesota	0-15318	41-1372079
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

300 Airport Road, South St. Paul, MN	55075-3541
(Address of principal executive offices)	(Zip Code)

(651) 457-7491
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.              Other Events

Effective as of November 19, 2004, 2004, Ballistic Recovery Systems, Inc., a Minnesota corporation (the “Company”)  entered into a Consulting Agreement with Boris Popov, a director of the Company pursuant to which Mr. Popov would provide certain consulting services relating to new product/development to the Company.  Pursuant to this agreement, the term of which is six months, Mr. Popov is required to provide a minimum of 64 hours of service per month for $3,200 per month and be paid an additional $50 per hour for each hour over the 64 hour minimum.

Also effective as of November 19, 2004, 2004,  the Company  entered into a Consulting Agreement with Thomas H. Adams, Jr., a director of the Company, pursuant to which Mr. Adams would provide certain consulting and advisory services to the Company relating to after market business development of the Company’s products.  Pursuant to this agreement, the term of which is six months, Mr. Adams is required to provide a minimum of 50 hours of services per month for $2,500 and be paid an additional $50 per hour for each hour over the 50 hour minimum.

Also effective as of November 19, 2004, 2004,  the Company  entered into an Interim Services Agreement with Robert L. Nelson, the Company’s Chairman of the Board, Chief Executive Officer, President and Chief Financial Officer, in connection with his services as interim Chief Executive Office, Chief Financial Officer and President while the Company pursues a candidate to fill those positions on a permanent basis.  The term of this agreement is three months, with an automatic renewal of three months unless otherwise agreed to in writing.  Mr. Nelson shall receive $11,000 per month as a fee for his services during this Agreement.

For all such agreements, the fees paid will be in addition to and independent of any fees or compensation owed to such directors in that capacity as directors.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BALLISTIC RECOVERY SYSTEMS, INC.
(REGISTRANT)

Date: November 22, 2004	By:	/s/ Robert L. Nelson
Name: Robert L. Nelson
Title: Chairman of the Board